Contacts:	Julia McCartney, 714.975.2230 julia.mccartney@grubb-ellis.com
Damon Elder, 714.975.2659 damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Oklahoma City Medical Portfolio

SANTA ANA, Calif. (Sept. 22, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Oklahoma City Medical Portfolio, comprising two medical office buildings in Oklahoma City. Located at 5401 and 5701 N. Portland, the buildings are situated on the Deaconess Hospital campus.

“These buildings are positioned in an excellent location on a busy hospital campus, making them particularly attractive additions to the Grubb & Ellis Healthcare REIT portfolio,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “This acquisition ideally corresponds with our overall investment strategy, which is to invest in a geographically diversified portfolio of healthcare-related real estate, focusing primarily on investments that produce current income.”

Built in 1991 on roughly 0.70 acres, 5701 N. Portland is a three-story building that offers approximately 61,000 square feet of gross leaseable area. The building is connected to Deaconess Hospital via an underground tunnel and is 86 percent leased to 17 tenants.

Additionally, 5401 N. Portland is a six-story building that offers approximately 126,000 square feet of gross leaseable area and is physically attached to the Deaconess Hospital building. Built in 1996 and expanded in 2007, the building is situated on approximately 1.2 acres of land and is 96 percent leased to 16 tenants.

Deaconess Hospital is a 313-bed facility accredited by the Joint Commission on Accreditation of Healthcare Organizations. With a staff of 629 physicians and 1,400 employees, Deaconess offers various medical services, including outpatient surgery, nutrition services, oncology and an emergency department.

Oklahoma City Medical Portfolio was acquired from Deaconess Portland MOB Limited Partnership, represented by Toby Scrivner and Jeff Matulis with Stan Johnson Company. Grubb & Ellis Healthcare REIT primarily financed this acquisition through utilization of its line of credit.

As of August 29, 2008, Grubb & Ellis Healthcare REIT has sold approximately 49.8 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $497.5 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of September 16, 2008, has made 37 geographically diverse acquisitions totaling 111 buildings valued at approximately $820 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of June 30, 2008, more than $3.6 billion in investor equity has been raised for these investment programs. The Company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the attractiveness that the property adds to the Grubb & Ellis Healthcare REIT portfolio, the patient volume of the Deaconess Hospital campus, and the potential of the portfolio’s assets to produce current income. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the greater Oklahoma City area; the strengths and financial condition of the Oklahoma City Medical Portfolio and Deaconess Hospital; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.